Exhibit 99

Rocky Brands, Inc. Announces Completion of Cost Savings Review

NELSONVILLE, Ohio, June 7, 2022 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced the completion of a cost savings review aimed at better positioning the Company for profitable growth. Following the integration of the lifestyle footwear business acquired from Honeywell International Inc. in March 2021, the Company identified a number of operational synergies and cost saving opportunities. As the result of this process, Rocky Brands will close its Boston office acquired via the transaction and will reduce non-manufacturing headcount related to the acquired brands by approximately 13%. These actions are expected to result in approximately $3.0 - $4.0 million in annualized savings.

Jason Brooks, President and Chief Executive Officer of Rocky Brands, Inc., said, “The success of our acquisition is evident by our sales performance over the last year. These cost saving measures will allow us to better convert our top-line performance into enhanced margins and profitability. We are now in a stronger position to more efficiently capitalize on near-term marketplace opportunities while remaining agile and flexible for the future."

Brooks added, “The actions we are announcing today were the result of diligent planning for the long-term success of our organization, but the decisions that impact colleagues are not ones that we ever take lightly. We greatly value the contributions of the Boston team members who are not continuing on with our Company and look to support them through this transition.”

The Company expects to record a one-time severance charge of approximately $1.0 million in the second quarter 2022 associated with the reduction in force.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names. Brands in the portfolio include Rocky®, Georgia Boot®, Durango®, Lehigh®, The Original Muck Boot Company®, XTRATUF®, Servus®, NEOS® and Ranger®. More information can be found at RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2021 (filed March 15, 2022) and quarterly report on Form 10-Q for the period ended March 31, 2022 (filed May 9, 2022). One or more of these factors have affected historical results, and could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, no person should regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-9100

Investor Relations:	Brendon Frey
ICR, Inc.
(203) 682-8200